Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 11, 2014, with respect to the financial statements and supplemental schedules included in the Annual Report of the Abbott Laboratories Stock Retirement Plan and Abbott Laboratories Stock Retirement Plan (Puerto Rico) on Form 11-K for the year then ended December 31, 2013, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Chicago, Illinois
June 5, 2015